UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                          (Amendment No. _____7_____)*


                         SERVICE MERCHANDISE CO., INC.
                                (Name of Issuer)

                         COMMON STOCK, $0.50 PAR VALUE
                         (Title of Class of Securities)

                                   817587108
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



     1  NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Forstmann-Leff Associates Inc.
        13-3131718

     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)

                                                     (b)


     3  SEC USE ONLY



     4  CITIZENSHIP OR PLACE OF ORGANIZATION

              New York


                    5  SOLE VOTING POWER
       NUMBER OF
         SHARES        3,179,748 shares
      BENEFICIALLY
        OWNED BY    6  SHARED VOTING POWER
          EACH
       REPORTING       831,409 shares
         PERSON     7  SOLE DISPOSITIVE POWER
          WITH
                       4,310,963 shares

                    8  SHARED DISPOSITIVE POWER

                       1,717,200 shares

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         6,080,725 shares (includes 52,562 shares as to which the reporting person has voting but no dispositive power)
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*



     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.1%

     12  TYPE OF REPORTING PERSON*

         IA, CO




     1  NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        FLA Asset Management, Inc.
        13-29256626

     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)

                                                     (b)


     3  SEC USE ONLY



     4  CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware


                    5  SOLE VOTING POWER
       NUMBER OF
         SHARES        None
      BENEFICIALLY
        OWNED BY    6  SHARED VOTING POWER
          EACH
        REPORTING      291,822 shares
         PERSON     7  SOLE DISPOSITIVE POWER
          WITH
                       None

                    8  SHARED DISPOSITIVE POWER

                       1,177,613 shares

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         1,177,613 shares
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*



     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.2%

     12  TYPE OF REPORTING PERSON*

         IA, CO




     1  NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Stamford Advisers Corp.
        13-3421430

     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)

                                                     (b)


     3  SEC USE ONLY



     4  CITIZENSHIP OR PLACE OF ORGANIZATION

        New York


                     5  SOLE VOTING POWER
       NUMBER OF
         SHARES         None
      BENEFICIALLY
        OWNED BY     6  SHARED VOTING POWER
          EACH
       REPORTING        539,587 shares
         PERSON     7  SOLE DISPOSITIVE POWER
          WITH
                       None

                    8  SHARED DISPOSITIVE POWER

                       539,587 shares

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         539,587 shares
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*



     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         .5%

     12  TYPE OF REPORTING PERSON*

         IA, CO




Item 1(a)      NAME OF ISSUER:

                   Service Merchandise Co., Inc.

Item 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               7100 Service Merchandise Drive
               Brentwood, TN 37027

Item 2(a)      NAME OF PERSON FILING:

               See Item 1 of the cover pages attached hereto

Item 2(b)      Address of Principal Business Office, or
               IF NONE, RESIDENCE:

               55 East 52nd Street
               New York, New York  10055

Item 2(c)      CITIZENSHIP:

               See Item 4 of the cover pages attached hereto

Item 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.50

Item 2(e)      CUSIP NUMBER:

               817587108

Item 3 Forstmann-Leff Associates Inc., a New York corporation, is a registered investment adviser under Section 203 of the Investment Advisers Act of
              1940  (the "Act").   FLA Asset Management,  Inc.
              is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates Inc. Stamford Advisers Corp. is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates Inc.


Item 4         OWNERSHIP:

               (a)  Amount beneficially owned:
                    See Item 9 of the cover pages attached hereto

               (b)  Percent of Class:
                    See Item 11 of the cover pages attached hereto

               (c) See Items 5 through 8 of the cover pages attached hereto

Item 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not Applicable

Item 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
               ANOTHER PERSON:

               Not Applicable

Item 7         IDENTIFICATION  AND  CLASSIFICATION  OF  THE
               SUBSIDIARY WHICH  ACQUIRED THE  SECURITY BEING
               REPORTED ON  BY THE PARENT HOLDING COMPANY:

               Not Applicable

Item 8         IDENTIFICATION  AND  CLASSIFICATION  OF MEMBERS  OF
               THE GROUP:

               Not Applicable

Item 9         NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

Item 10        CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURES



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    January 12, 1994


                                   FORSTMANN-LEFF ASSOCIATES INC.


                                       By:  /s/ Peter A. Lusk


                                       Peter A. Lusk
                                       Chief Operating Officer


                                       FLA ASSET MANAGEMENT, INC.


                                       By:  /s/ Peter A. Lusk


                                       Peter A. Lusk
                                       Executive Vice President
                                       and Chief Operating Officer

                                       STAMFORD ADVISERS CORP.


                                       By:  /s/ Peter  A. Lusk


                                       Peter A. Lusk
                                       Vice President/Secretary






Exhibit A


                                   AGREEMENT

        The undersigned, Forstmann-Leff Associates Inc., FLA Asset Management, Inc. and Stamford Advisers Corp., agree that the statement to which this exhibit is appended is filed on behalf of each of them.


    January 12, 1994


                                       FORSTMANN-LEFF ASSOCIATES
INC.


                                       By:  /s/ Peter A. Lusk


                                       Peter A. Lusk
                                       Chief Operating Officer


                                       FLA ASSET MANAGEMENT, INC.


                                       By: /s/ Peter A. Lusk


                                       Peter A. Lusk
                                       Executive Vice President
                                       and Chief Operating Officer

                                       STAMFORD ADVISERS CORP.


                                       By:  /s/ Peter A. Lusk


                                       Peter A. Lusk
                                       Vice President/Secretary